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                                                                    EXHIBIT 4.32


                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                                 OS PRIME, INC.,

                                       AND

                       FLEMING PRIME STEAKHOUSE I, L.L.C.

                              DATED OCTOBER 1, 1999


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                            ASSET PURCHASE AGREEMENT

TABLE OF CONTENTS

1.       PURCHASE OF THE RESTAURANTS..........................................1
         1.1    Purchase of the Restaurants...................................1
         1.2    Estimated Purchase Price......................................2
         1.3    Credits to Buyer .............................................3
         1.4    Determination of Final Purchase Price.........................3
         1.5    Payment of the Final Purchase Price...........................3
         1.6    Adjustment for Temporary Restaurant Closing...................4
         1.7    Allocation of Purchase Price..................................4

2.       TRANSFER OF ASSETS ..................................................4
         2.1    Definition of Purchased Assets................................4
         2.2    Prorations....................................................6
         2.3    Excluded Assets...............................................6

3.       ASSUMPTION OF LIABILITIES............................................6
         3.1    Liabilities to be Assumed.....................................7
         3.2    Liabilities Not to be Assumed.................................7

4.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................8
         4.1    General.......................................................8
         4.2    Authority.....................................................9
         4.3    No Violation..................................................9
         4.4    Financial Statements..........................................9
         4.5    Tax Matters...................................................9
         4.6    Accounts Receivable..........................................10
         4.7    Inventory....................................................10
         4.8    Absence of Certain Changes...................................10
         4.9    Absence of Undisclosed Liabilities...........................11
         4.10   No Litigation................................................11
         4.11   Compliance With Laws and Orders..............................11
         4.12   Title to and Condition of Properties.........................12
         4.13   Insurance....................................................13
         4.14   Contracts and Commitments....................................13
         4.15   Labor Matters................................................14
         4.16   Employee Benefit Plans.......................................14
         4.17   Employment Compensation......................................15
         4.18   Trade Rights.................................................15
         4.19   Major Suppliers..............................................15
         4.20   Affiliates' Relationships to the Company.....................15
         4.21   Assets Necessary to Business.................................15
         4.22   No Brokers or Finders........................................15
         4.23   Disclosure...................................................16

5.       REPRESENTATIONS AND WARRANTIES OF BUYER.............................16
         5.1    Corporate....................................................16
         5.2    Authority....................................................16
         5.3    No Brokers or Finders........................................16
         5.4    Disclosure...................................................16



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         5.5   Buyer's Cooperation...........................................16
         5.6   Other Action..................................................16

6.       EMPLOYEES - EMPLOYEE BENEFITS.......................................17
         6.1   Affected Employees............................................17
         6.2   Retained Responsibilities.....................................17
         6.3   Payroll Tax...................................................17
         6.4   Termination Benefits..........................................17

7.       OTHER MATTERS.......................................................17
         7.1   Pre-Closing Revenue and Expenses..............................17
         7.2   Post Closing Revenue and Expenses.............................17
         7.3   Noncompetition................................................18
         7.4   Confidentiality...............................................18
         7.5   Non-Solicitation..............................................18
         7.6   Reasonableness of Restrictions; Reformation; Enforcement......18
         7.7   Specific Performance..........................................19

8.       FURTHER COVENANTS OF THE COMPANY....................................19
         8.1   Access to Information and Records.............................19
         8.2   Conduct of Business Pending the Closing.......................20
         8.3   Change of Company's Name......................................20
         8.4   Consents......................................................21
         8.5   Other Action..................................................21
         8.6   Disclosure....................................................21

9.       CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS.........................21
         9.1   Representations and Warranties True on the
                     Closing Date............................................21
         9.2   Compliance With Agreement.....................................21
         9.3   Absence of Litigation.........................................21
         9.4   Consents and Approvals........................................21
         9.5   Estoppel Certificates.........................................21

10.      CONDITIONS PRECEDENT TO COMPANY'S OBLIGATIONS.......................22

         10.1  Representations and Warranties True on the
                      Closing Date...........................................22
         10.2  Compliance With Agreement.....................................22
         10.3  Absence of Litigation.........................................22

11.      INDEMNIFICATION.....................................................22
         11.1  By the Company ...............................................22
         11.2  By Buyer......................................................22
         11.3  Indemnification of Third-Party Claims.........................23
         11.4  Payment.......................................................23
         11.5  No Waiver.....................................................24
         11.6  Survival of Indemnification...................................24

12.      CLOSING.............................................................24
         12.1  Closing Date..................................................24
         12.2  Place of Closing..............................................24
         12.3  Documents to be Delivered by the Company......................24




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        12.4   Documents to be Delivered by Buyer............................25

13.     TERMINATION..........................................................26
        13.1   Right of Termination Without Breach...........................26
        13.2   Termination for Breach........................................26

14.     MISCELLANEOUS........................................................26
        14.1   Disclosure Schedules..........................................26
        14.2   Further Assurance.............................................26
        14.3   Disclosures and Announcements.................................26
        14.4   Assignment; Parties in Interest...............................26
        14.5   Law Governing Agreement.......................................27
        14.6   Amendment and Modification....................................27
        14.7   Notice........................................................27
        14.8   Expenses......................................................28
        14.9   Entire Agreement..............................................29
        14.10  Counterparts..................................................29
        14.11   Headings.....................................................29

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                         ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is dated October 1, 1999, and entered into by and between OS PRIME, INC., a Florida corporation ("Buyer"), and FLEMING PRIME STEAKHOUSE I, L.L.C., an Arizona limited liability company (the "Company").

                                    RECITALS

         A. The Company is engaged in the business of developing, building, owning and operating certain upscale steakhouse restaurants utilizing the Fleming's Prime Steakhouse and Wine Bar concept and operating system.

         B. The Company currently owns and operates a total of two Fleming's Prime Steakhouse and Wine Bar restaurants in Newport Beach, California and Scottsdale, Arizona and presently is scheduled to open a third Fleming's Prime Steakhouse restaurant in La Jolla, California in or about November of 1999 (the "Restaurants").

         C. Pursuant to the provisions hereof, Buyer desires to purchase from the Company and the Company desires to sell to Buyer substantially all of the property and assets of the Company, including the Restaurants.

         NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.

1.       PURCHASE OF THE RESTAURANTS

         1.1.     PURCHASE OF THE RESTAURANTS.

                  1.1(a) PURCHASED ASSETS. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in SECTION 12.1), the Company shall sell, transfer, convey, assign and deliver to Buyer (or upon Buyer's request, to an Affiliate of Buyer) and Buyer shall purchase and accept all of the business, rights, claims and assets (of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise, and wherever situated) of the Company, together with all rights and privileges associated with such assets and with the Restaurants and the business of the Company, other than the Excluded Assets (as hereinafter defined) (collectively the "Purchased Assets"), free and clear of any debts, liabilities, claims, encumbrances or obligations other than the Assumed Liabilities, as hereafter defined. The Purchased Assets shall include, but not be limited to, those assets listed in ARTICLE 2 hereof. For purposes of this Agreement, the term "Affiliate" shall mean any individual or entity (hereafter a "Person"), directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with such Person, as applicable. With respect to the Company, the term "Affiliate" shall include Paul Fleming and A. William Allen III. The term "control," as used in the immediately preceding sentence, shall mean with respect to a corporation or limited liability company the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation or limited liability company, and, with respect to any individual, partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

                  1.1(b) LA JOLLA RESTAURANT. The Purchased Assets which relate to the La Jolla Restaurant shall be transferred to Buyer simultaneously with the transfer to Buyer of the alcoholic beverage license for the La Jolla Restaurant. Seller shall, subsequent to the Closing Date,



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        complete construction of the La Jolla Restaurant and pay for all assets, expenses and other costs, including pre-opening costs, necessary to open the La Jolla Restaurant for business.

         1.2 ESTIMATED PURCHASE PRICE. On the Closing Date, the Buyer shall pay to the Company an initial estimated purchase price ("Estimated Purchase Price") of TWELVE MILLION DOLLARS ($12,000,000). The Estimated Purchase Price shall be allocated as follows: $5,200,000 to the Scottsdale, Arizona Restaurant, $5,200,000 to the Newport Beach, California Restaurant and $1,600,000 to the La Jolla, California Restaurant.

                  1.2(a) CASH TO COMPANY. The FIVE MILLION TWO HUNDRED THOUSAND DOLLARS ($5,200,000) of the Estimated Purchase Price allocated to the Scottsdale, Arizona Restaurant shall be paid in the form of certified or bank cashier's check payable to the order of the Company, or at the Company's option, by wire transfer of immediately available funds to an account designated by the Company.

                  1.2(b)   ESCROW ACCOUNT.

                           (i) CASH TO ESCROW AGENT. The SIX MILLION EIGHT
                  HUNDRED THOUSAND DOLLARS ($6,800,000) of the Estimated Purchase Price allocated to the Newport Beach, California Restaurant and the La Jolla, California Restaurant shall be delivered to Business Title Escrow as escrow agent ("Escrow Agent") pursuant to that certain Escrow Agreement described in
                  SECTION 12.3(D) hereof (the "Escrow Agreement"). Funds held by the Escrow Agent shall be held in an interest bearing account (the "Escrow Account") approved by the Buyer and the Company and any and all interest thereon shall be paid to the party specified in SECTION 1.5 hereof.

                           (ii) PARTIAL RELEASE OF ESCROWED FUNDS. THREE MILLION
                  THREE HUNDRED THOUSAND DOLLARS ($3,300,000) of the Estimated Purchase Price allocated to the Newport Beach, California Restaurant, and any interest accrued thereon, shall be delivered by the Escrow Agent to the Company upon receipt of final approval from the State of California of the transfer of the alcoholic beverage license for the Newport Beach, California Restaurant from the Company to the Buyer. The remaining THREE MILLION FIVE HUNDRED THOUSAND DOLLARS ($3,500,000) of the Estimated Purchase Price shall be distributed pursuant to SECTION 1.5 hereof.

                  1.2(c) ALLOCATIONS. The allocations contained in this SECTION
         1.2 are for escrow purposes only. Allocation of the Purchase Price for federal income tax purposes shall be made as provided in SECTION 1.7 hereof.

         1.3      ADJUSTMENT TO ESTIMATED PURCHASE PRICE.

                  1.3(a) CREDITS TO COMPANY. The portion of the Estimated Purchase Price paid to the Company in cash on the Closing Date pursuant to SECTION 1.2(a) shall be increased by the amount of the following:

                           (i) any security deposits paid by the Company
                  pursuant to any Real Property Leases transferred to the Buyer in accordance with the terms of this Agreement; and

                           (ii) the actual cost to the Company of any inventory
                  of food and/or beverages purchased by the Company, held at the Restaurants on the Closing Date and transferred to Buyer in accordance with the terms of this Agreement and the inventory of the La Jolla restaurant to be determined at a later date pursuant to SECTION 1.3(c).



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                  1.3(b) CREDITS TO BUYER. Buyer shall assume and Buyer shall receive a credit against the portion of the Estimated Purchase Price paid to the Company in cash on the Closing Date pursuant to SECTION 1.2(A) in an amount equal to:

                           (i) all vacation, holiday and sick pay unpaid by the
                  Company as of the Closing Date attributable to any period or partial period of employment by the Company prior to the Closing Date, plus employee payroll taxes applicable thereto due or to become due, for those employees of the Company who will be employed by Buyer after the Closing Date and who have not as of the Closing Date taken vacation, holiday or sick time earned prior to the Closing Date; and

                           (ii) forty-five percent (45%) of the outstanding
                  amount of the credit held by Eric Jackson which may be used toward the purchase of food and beverages at the Newport Beach Restaurant.

                           (iii) the amount of unredeemed gift certificates.

                  1.3(c) INVOICE. In lieu of the credits provided for in SECTIONS 1.3(a) AND 1.3(B), either party may, subsequent to the Closing Date, invoice the other party for any item for which such party would be entitled to a credit under SECTIONS 1.3(A) OR 1.3(B) and the other party shall pay the undisputed amount within thirty (30) days of receipt of the invoice.

         1.4 DETERMINATION OF FINAL PURCHASE PRICE. The final purchase price ("Final Purchase Price") shall be calculated by the parties within thirty (30) days after the La Jolla, California Restaurant has been open for business for fifteen (15) full calendar months. The Final Purchase Price shall be equal to five (5) times the total of the following: earnings before interest, taxes, depreciation and amortization ("EBITDA"), calculated in accordance with generally accepted accounting principles ("GAAP"), of the three (3) Restaurants for the twelve (12) full, consecutive calendar months ending on the last day of the month in which the date that the La Jolla, California Restaurant has been open for fifteen (15) full calendar months occurs (the "Valuation Date"). The overhead of the Company described in SECTION 3.2(C)(I), (II) AND (III) hereof for such time period and any other overhead allocations reasonably agreed to by the parties shall be expensed in determining EBITDA.

         1.5 PAYMENT OF THE FINAL PURCHASE PRICE. On or before the fifteenth
(15th) day following the date the Final Purchase Price is calculated (such payment date being hereinafter referred to as the "Settlement Date"):

                  1.5 (a) in the event the Final Purchase Price exceeds $8,500,000, but is less than $12,000,000, the Escrow Agent shall pay:
          (i) to the Company from the Escrow Account, the amount by which the Final Purchase Price exceeds $8,500,000, plus any interest accumulated on such excess; and (ii) to the Buyer from the Escrow Account, the balance of the Escrow Account, plus any interest accumulated on such balance; or

                  1.5(b) in the event the Final Purchase Price is equal to or exceeds $12,000,000, the Escrow Agent shall pay to the Company all amounts held in the Escrow Account, including any interest accumulated thereon, and the Buyer shall pay to the Company the amount by which the Final Purchase Price exceeds $12,000,000; or

                  1.5(c) in the event the Final Purchase Price is less than $8,500,000; (i) the Escrow Agent shall pay to Buyer all amounts held in the Escrow Account, including any interest accumulated thereon; and
          (ii) and the Company shall pay to the Buyer the amount by which $8,500,000 exceeds the Final Purchase Price.



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          All payments under this section shall be payable in the form of certified or bank cashier's check payable to the order of the recipient, or at the recipient's option, by wire transfer of immediately available funds to an account designated by the recipient.

         1.6 ADJUSTMENT FOR TEMPORARY RESTAURANT CLOSING. Except for de minimus closures of not more than seven (7) days, in the event any of the Restaurants has not been open for the twelve (12) full, consecutive calendar months immediately preceding the Valuation Date (a "Closed Restaurant"), the Final Purchase Price shall be determined with respect to the Restaurants other than the Closed Restaurant and paid to the Company on the Settlement Date pursuant to
SECTION 1.5 hereof. The Final Purchase Price for the Closed Restaurant shall be calculated as follows:

                  1.6(a) if the Closed Restaurant has been open for the six (6) full, consecutive calendar months immediately preceding the Valuation Date, the Final Purchase Price for the Closed Restaurant shall be paid on the Settlement Date and shall be equal to five (5) times the total of the following: the annualized EBITDA, calculated in accordance with GAAP, for the Closed Restaurant for the six (6) full, consecutive calendar months ending on the Valuation Date. The overhead of the Company described in SECTION 3.2(C)(I), (II) AND (III) hereof for a twelve month period, and any other overhead allocations reasonably agreed by the parties shall be expensed in determining EBITDA; or

                  1.6(b) if the Closed Restaurant has not been open for the six
         (6) full, consecutive calendar months immediately preceding the Valuation Date, the Final Purchase Price for the Closed Restaurant shall be paid within fifteen (15) days of the date the Closed Restaurant has been re-opened for six (6) full, consecutive calendar months and shall be equal to five (5) times the total of the following: the annualized EBITDA, calculated in accordance with GAAP, for the Closed Restaurant for such six (6) full, consecutive calendar months. The overhead of the Company described in SECTION 3.2(C)(I), (II) AND
         (III) hereof for a twelve month period, and any other overhead allocations reasonably agreed by the parties shall be expensed in determining EBITDA.

         1.7 ALLOCATION OF PURCHASE PRICE. The aggregate Purchase Price (including the assumption by Buyer of the Assumed Liabilities) shall be allocated among the Purchased Assets for tax purposes in accordance with the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder. The Company and Buyer will follow and use such allocation in all tax returns, filings or other related reports made by them to any governmental agencies. To the extent that disclosures of this allocation are required to be made by the parties to the Internal Revenue Service ("IRS"), Buyer and the Company will disclose such reports to the other prior to filing with the IRS.

2.       TRANSFER OF ASSETS

         2.1 DEFINITION OF PURCHASED ASSETS. The Purchased Assets shall include, but not be limited to, the following:

                  2.1(a) LEASED REAL PROPERTY. All of the leases of real property with respect to real property leased by the Company, including the leases (the "Real Property Leases") described on SCHEDULE 2.1(A) with respect to the real property described thereon (the "Leased Real Property").

                  2.1(b) PERSONAL PROPERTY. All machinery, equipment, vehicles, tools, supplies, spare parts, furniture, smallwares and all other personal property owned, utilized or held for use by the Company.

                  2.1(c) INVENTORY. All inventory held by the Company on the Closing Date.

                  2.1(d) PERSONAL PROPERTY LEASE. The lease for the copy machine described in SCHEDULE 2.1(D).



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                  2.1(e) TRADE RIGHTS. The royalty free, perpetual license held by the Company to use the Trade Rights associated with the Fleming's Prime Steakhouse and Wine Bar concept and operating system in the operation of the Restaurants, and all claims for infringement or breach thereof. As used herein, the term "Trade Rights" shall mean and include any and all: (i) trademark and service mark licenses or rights, business identifiers, trade dress, service marks, trade names, and brand names, and all goodwill associated with the foregoing; (ii) copyrights and all other rights associated with the foregoing and the underlying works of authorship; (iii) contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (iv) inventions, know-how, discoveries, improvements, designs, trade secrets, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; (v) the right, pursuant to a perpetual, royalty free license, to utilize the Fleming's Prime Steakhouse and Wine Bar concept and operating system in the operation of the Restaurants.

                  2.1(f) CONTRACTS. Except as otherwise specifically provided herein, all rights in, to and under all contracts and purchase orders (hereinafter "Contracts") of the Company disclosed in SCHEDULE 2.1(F). To the extent that any Contract for which assignment to Buyer as provided herein is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. The Company and Buyer agree to use their reasonable best efforts (without any requirement on the part of Buyer or Company to pay any money or, on the part of Buyer, to agree to any change in the terms of any such Contract) to obtain the consent of such other party to the assignment of any such Contract to Buyer in all cases in which such consent is or may be required for such assignment. If any such consent shall not be obtained, the Company agrees to cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits intended to be assigned to Buyer under the relevant Contract, including enforcement at the cost and for the account of Buyer of any and all rights of the Company against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. If and to the extent that such arrangement cannot be made, Buyer, upon notice, shall have no obligation pursuant to SECTION 3.2 or otherwise with respect to any such Contract and any such Contract shall not be deemed to be a Purchased Asset hereunder.

                  2.1(g) COMPUTER SOFTWARE. All computer source codes, programs and other software of the Company, including all machine readable code, printed listings of code, documentation and related property and information of the Company.

                  2.1(h) LITERATURE. All menus, sales literature and promotional literature and similar materials of the Company.

                  2.1(i) RECORDS AND FILES. All records, files, invoices, supplier lists, blueprints, specifications, designs, drawings, accounting records, business records, operating data and other data of the Company.

                  2.1(j) NOTES AND ACCOUNTS RECEIVABLE. All notes, drafts and accounts receivable of the Company.

                  2.1(k) LICENSES; PERMITS. All licenses, permits and approvals of the Company to the extent the same may be assigned to Buyer.

                  2.1(l) GENERAL INTANGIBLES. All causes of action arising out of occurrences before or after the Closing Date, and all other intangible rights and assets of the Company.




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         2.2 PRORATIONS. The following prorations relating to the Purchased
Assets will be made as of the Closing Date, with the Company liable to the extent such items relate to any time period up to and including the Closing Date and Buyer liable to the extent such items relate to periods subsequent to the Closing Date. The net amount of all such prorations will be settled and paid on the Closing Date, if possible, and if not possible then as soon as practicable thereafter.

                  2.2(a) Personal property taxes, real estate taxes and assessments, and other taxes, if any, on or with respect to the Purchased Assets; provided that special assessments levied prior to the Closing Date shall be paid by the Company.

                  2.2(b) Rents, additional rents, taxes and other items payable by the Company under any lease, license, permit, contract or other agreement or arrangement to be assigned to or assumed by Buyer.

                  2.2(c) The amount of rents, taxes and charges for sewer, water, fuel, telephone, electricity and other utilities; provided that if practicable, meter readings shall be taken on the applicable Closing Date and the respective obligations of the parties determined in accordance with such readings.

                  2.2(d) All other items normally adjusted in connection with similar transactions.

         If the actual expense of any of the above items for the billing period within which the Closing Date falls is not known on the Closing Date, the proration shall be made as soon as such actual expense becomes known. The Company agrees to furnish Buyer with such documents and other records as shall be reasonably requested in order to confirm all proration calculations.

         2.3 EXCLUDED ASSETS. The provisions of SECTION 2.1 notwithstanding, the Company shall not sell, transfer, assign, convey or deliver to Buyer, and Buyer will not purchase or accept the following assets of the Company (collectively the "Excluded Assets"):

                  2.3(a) CASH AND CASH EQUIVALENTS. All cash and cash equivalents, other than petty cash balances at the Restaurants.

                  2.3(b) CONSIDERATION. The consideration delivered by Buyer pursuant to this Agreement, Company's other rights under or in connection with this Agreement, the Escrow Agreement, the Escrow Account and any other agreements or instruments contemplated hereby or thereby.

                  2.3(c) TAX CREDITS AND RECORDS. Federal, state and local income and franchise tax credits and tax refund claims and associated returns and records; provided however, Buyer shall have reasonable access to such returns and records and may make excerpts therefrom and copies thereof.

                  2.3(d) ORGANIZATIONAL DOCUMENTS. The Company, its Articles of Organization, Operating Agreement, minute book and other records having exclusively to do with the organization and capitalization of the Company; provided however, Buyer shall have reasonable access to such books and records and may make excerpts therefrom and copies thereof.

                  2.3(e) EMPLOYEE RECORDS. Any and all employee books and records to the extent that such transfer of books and records would be in violation of any laws.

                  2.3(f) CORONADO RESTAURANT. Any and all assets or Contracts relating to the Coronado, California restaurant under development.



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3.       LIABILITIES

         3.1 LIABILITIES NOT TO BE ASSUMED. As used in this Agreement, the term "Liability" shall mean and include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured. The Company agrees to timely pay and discharge all Liabilities which relate to periods on or before the Closing Date. Except as and to the extent specifically set forth in SECTION 3.2, Buyer is not assuming any Liabilities of the Company and all such Liabilities shall be and remain the responsibility of the Company. Without limiting the generality of the foregoing, Buyer is not assuming and the Company shall not be deemed to have transferred to Buyer the following Liabilities of the Company:

                  3.1(a) INCOME AND FRANCHISE TAXES. Any Liability of the Company for Federal income taxes and any state or local income, profit or franchise taxes (and any penalties or interest due on account thereof).

                  3.1(b) INSURED CLAIMS. Any Liability insured against, to the extent such Liability is or will be paid by an insurer.

                  3.1(c) LITIGATION MATTERS. Any Liability with respect to any action, suit, proceeding, arbitration, investigation or inquiry, whether civil, criminal or administrative ("Litigation"), whether or not described in SCHEDULE 4.10.

                  3.1(d) INFRINGEMENTS. Any Liability to a third party for infringement of such third party's Trade Rights.

                  3.1(e) TRANSACTION EXPENSES. Except as provided in SECTION 14.8, or elsewhere in this Agreement, all Liabilities incurred by Company in connection with this Agreement and the transactions contemplated herein.

                  3.1(f) LIABILITY FOR BREACH. Liabilities of the Company for any breach or failure to perform any of the Company's covenants and agreements contained in, or made pursuant to, this Agreement, or, prior to the Closing Date, any other contract, whether or not assumed hereunder, including breach arising from assignment of contracts hereunder without consent of third parties.

                  3.1(g) LIABILITIES TO AFFILIATES. Liabilities to present or former Affiliates, except obligations for compensation for services rendered as an employee pursuant to plans or practices disclosed in
         SCHEDULE 4.16(A).

                  3.1(h) VIOLATION OF LAWS OR ORDERS. Liabilities for any violation of or failure to comply with any statute, law, ordinance, rule or regulation (collectively, "Laws") or any order, writ, injunction, judgment, plan or decree (collectively, "Orders") of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other (collectively, "Government Entities").

         3.2 LIABILITIES TO BE ASSUMED. Subject to the terms and conditions of this Agreement, on the Closing Date, Buyer shall assume and agree to perform and discharge the following, and only the following Liabilities of the Company (collectively the "Assumed Liabilities"):

                  3.2(a) CONTRACTUAL LIABILITIES. The Company's Liabilities arising from events occurring after the Closing Date under and pursuant to the following Contracts:

                         (i) The Real Property Leases specified in SCHEDULE
                  2.1(A).

                         (ii) All Contracts described in SCHEDULE 2.1(F); and

                         (iii) Every Contract entered into by the Company in the
                  ordinary course of business which does not involve consideration or other expenditure by the Company payable or performable on or after the Closing Date in excess of One Thousand Dollars ($1,000) or performance over a period of more than twelve (12) months.

                  The Contracts described in SECTIONS 3.2(A)(I), (II) AND (III) above are hereinafter collectively described as the "Assumed Contracts." The Buyer agrees to indemnify, defend and hold harmless Paul M. Fleming, A. William Allen III and Steakhouse Concept, L.L.C. for any Liability, including reasonable attorneys' fees, resulting from any and all guarantees executed in connection with the Real Property Leases assumed by the Buyer pursuant to SECTION 3.2(A)(I) above, to the extent such liability arises out of any events first occurring subsequent to the Closing Date.

                  3.2(b) LIABILITIES UNDER PERMITS AND LICENSES. The Company's Liabilities arising from events occurring after the Closing Date under any permits or licenses listed in SCHEDULE 3.2(B) and assigned to Buyer at the Closing.

                  3.2(c) OVERHEAD LIABILITIES. The Company's obligation, after the Closing Date, to pay:

                         (i) One-third (1/3) of the overhead costs and expenses
                  associated with the Company's Newport office located at 455 Newport Center Drive, Newport Beach, California, including, but not limited to the salary of an accountant and administrative assistant.

                         (ii) One-quarter (1/4) of the salary of A. William
                  Allen III.

                         (iii) One-half (1/2) of the salary of Rick Scott.

                  3.2(d) OTHER OBLIGATIONS. The obligations set forth in SECTION 1.3(B) above, to the extent of the credit received by Buyer.

4.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Buyer that, each of the following is true and correct in all material respects on the date hereof except to the extent identified in disclosure schedules referred to below in this
SECTION 4 and attached to this Agreement ("Disclosure Schedules"), shall remain true and correct in all material respects to and including the Closing Date and shall be unaffected by any investigation heretofore or hereafter made by Buyer, or, except as specifically provided herein, any knowledge of Buyer, and shall survive the closing of the transactions provided for herein for the longer of: two (2) years from the Closing Date; or through the date the Final Purchase Price is determined for all three Restaurants.

         4.1      GENERAL.

                  4.1(a) ORGANIZATION. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Arizona.

                  4.1(b) POWER. The Company has all requisite limited liability company power and authority to own, operate and lease its properties, to carry on its businesses as and where such are now being conducted, to enter into this Agreement and the other documents and instruments to be executed and delivered by the Company pursuant hereto and to carry out the transactions contemplated hereby and thereby.

                  4.1(c) QUALIFICATION. The Company is duly licensed or qualified to do business as a foreign entity, and it is in good standing, in each jurisdiction wherein the character of the properties owned or leased by is, or the nature of its business, makes such licensing or qualification necessary. The states in which the Company is licensed or qualified to do business are listed in SCHEDULE 4.1(C).

                  4.1(d) NO SUBSIDIARIES. The Company does not own any interest in any corporation, partnership or other entity.

         4.2 AUTHORITY. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by the Company pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of the Company. Other than as specifically provided in this Agreement or disclosed in the Disclosure Schedules, no other or further act or proceeding on the part of the Company is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by the Company pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by the Company pursuant hereto will constitute, valid binding agreements of the Company, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

         4.3 NO VIOLATION. Except as set forth on SCHEDULE 4.3, neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by the Company pursuant hereto, nor the consummation by the Company of the transactions contemplated hereby and thereby
(a) will violate any applicable Law or Order, (b) will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity, or (c) subject to obtaining the consents referred to in
SCHEDULE 4.3, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (as defined in SECTION 4.12(A)) upon any of the assets of the Company under, any term or provision of the Articles of Organization or Operating Agreement of the Company or of any material contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which the Company is a party or by which the Company or any of its assets or properties may be bound or affected.

         4.4 FINANCIAL STATEMENTS. Included as SCHEDULE 4.4 are true and complete copies of the financial statements of the Company consisting of (i) balance sheets of the Company as of December 31, for the two (2) most recent calendar years, and the related statements of income and cash flows for the years then ended (including the notes contained therein or annexed thereto), which financial statements have been reported on, and are accompanied by, the signed, unqualified opinions of Jeff Brooks & Company, independent auditors for the Company for such years, and (ii) an unaudited balance sheet of the Company as of June 30 of the current year (the "Recent Balance Sheet"), and the related unaudited statements of income and cash flows for the six (6) months then ended and for the corresponding period of the prior year (including the notes and schedules contained therein or annexed thereto). All of such financial statements (including all notes and schedules contained therein or annexed thereto) are true, complete and accurate, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, for the absence of footnote disclosure) applied on a consistent basis, have been prepared in accordance with the books and records of the Company, and fairly present, in accordance with generally accepted accounting principles, the assets, liabilities and financial position, the results of operations and cash flows of the Company as of the dates and for the years and periods indicated.

         4.5 TAX MATTERS. Except as set forth on SCHEDULE 4.5 all state, county, local and other tax returns required to be filed by or on behalf of the Company have been timely filed and when filed were true and correct in all material respects, and the taxes shown as due thereon were paid or adequately accrued.

The Company has duly withheld and paid all taxes that it is required to withhold and pay relating to salaries and other compensation heretofore paid to the employees of the Company.

         4.6 ACCOUNTS RECEIVABLE. All accounts receivable of the Company reflected on the Recent Balance Sheet, and as incurred in the normal course of business since the date thereof represent arm's length transactions actually made in the ordinary course of business; to the best of the Company's knowledge, are collectible (net of the reserves shown on the Recent Balance Sheet for doubtful accounts) in the ordinary course of business without the necessity of commencing legal proceedings; are subject to no counterclaim or setoff; and are not in dispute.

         4.7 INVENTORY. All inventory of the Company reflected on the Recent Balance Sheet consisted of a quality and quantity usable and saleable in the ordinary course of business, had a commercial value at least equal to the value shown on such balance sheet and was valued in accordance with GAAP. All inventory purchased since the date of such balance sheet consisted of a quality and quantity usable and saleable in the ordinary course of business. All current inventory of the Company is located on premises leased by the Company as reflected in this Agreement.

         4.8 ABSENCE OF CERTAIN CHANGES. Except as and to the extent set forth in SCHEDULE 4.8, since the date of the Recent Balance Sheet there has not been:

                  4.8(a) NO ADVERSE CHANGE. Any material adverse change in the financial condition, assets, Liabilities, business, prospects or operations of the Company;

                  4.8(b) NO DAMAGE. Any material loss, damage or destruction, whether covered by insurance or not, affecting Company's business or properties;

                  4.8(c) NO INCREASE IN COMPENSATION. Other than such thereof as has occurred in the ordinary course of business, any increase in the compensation, salaries or wages payable or to become payable to any employee of the Company (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued;

                  4.8(d) NO LABOR DISPUTES. Any labor dispute or disturbance, other than routine individual grievances which are not material to the business, financial condition or results of operations of the Company;

                  4.8(e) NO COMMITMENTS. Any material commitment or transaction by the Company (including, without limitation, any borrowing or capital expenditure) other than in connection with the opening of the third Restaurant or in the ordinary course of business consistent with past practice;

                  4.8(f) NO DISPOSITION OF PROPERTY. Any sale, lease or other transfer or disposition of any properties or assets of the Company, except in the ordinary course of business;

                  4.8(g) NO INDEBTEDNESS. Any indebtedness for borrowed money incurred, assumed or guaranteed by the Company;

                  4.8(h) NO LIENS. Any Lien made on any of the properties or assets of the Company other than liens for taxes not yet due and payable;

                  4.8(i) NO AMENDMENT OF CONTRACTS. Any entering into, amendment or termination by the Company of any contract, or any waiver of material rights thereunder, other than in the ordinary course of business;

                  4.8(j) NO UNUSUAL EVENTS. Any other event or condition not in the ordinary course of business of the Company.

         4.9 ABSENCE OF UNDISCLOSED LIABILITIES. Except as and to the extent specifically disclosed in the Recent Balance Sheet, or in SCHEDULE 4.9, the Company does not have any Liabilities other than liabilities and obligations incurred since the date of the Recent Balance Sheet in the ordinary course of business and consistent with past practice and none of which has or will have a material adverse effect on the business, financial condition or results of operations of the Company. Except as and to the extent described in the Recent Balance Sheet or in SCHEDULE 4.9, the Company has no knowledge of any basis for the assertion against the Company of any Liability and to the knowledge of the Company, there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to Liabilities, except for liabilities and obligations incurred in the ordinary course of the Company's business.

         4.10 NO LITIGATION. Except as set forth in SCHEDULE 4.10 there is no Litigation pending or, to the knowledge of the Company, threatened against the Company, its managers or members (in such capacity), its business or its assets, nor does the Company know, or have grounds to know, of any basis for any such Litigation. SCHEDULE 4.10 also identifies all Litigation to which the Company or its managers or members (in such capacity) have been parties since July 31, 1998. Except as set forth in SCHEDULE 4.10, neither the Company nor its business or assets are subject to any Order of any Government Entity.

         4.11     COMPLIANCE WITH LAWS AND ORDERS.

                  4.11(a) COMPLIANCE. Except as set forth in SCHEDULE 4.11(A), the Company (including its operations, practices, properties and assets) is in material compliance with all applicable Laws and Orders, including, without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations and product advertising. Except as set forth in SCHEDULE 4.11(A), the Company has not received notice of any violation or alleged violation of, and is subject to no Liability for past or continuing violation of, any Laws or Orders. All reports and returns required to be filed by the Company with any Government Entity have been filed, and were accurate and complete when filed. Without limiting the generality of the foregoing:

                         (i) The Company has made all required payments to its
                  unemployment compensation reserve accounts with the appropriate governmental departments of the states where it is required to maintain such accounts, and each of such accounts has a positive balance.

                         (ii) The Company has delivered to Buyer copies of all
                  reports of the Company for the past five (5) years required under all applicable health and safety laws and regulations. The deficiencies, if any, noted on such reports have been corrected.

                  4.11(b) LICENSES AND PERMITS. Except as set forth on SCHEDULE 4.11(B), the Company has, or will have on the Closing Date, all licenses, permits, approvals, authorizations and consents of all Government Entities and all certification organizations required for the conduct of the business (as presently conducted and as proposed to be conducted by the Company) and operation of the Restaurants. Except as disclosed on SCHEDULE 4.11(B), all such licenses, permits, approvals, authorizations and consents as described in SCHEDULE 4.11(B), are in full force and effect and are assignable to Buyer in accordance with the terms hereof. Except as set forth in SCHEDULE 4.11(B), the Company (including its operations, properties and assets) is and has been in compliance with all such permits and licenses, approvals, authorizations and consents. This SECTION 4.11(B) shall not apply to those licenses, permits, approvals, authorizations and consents related to the Company's third Restaurant, which the parties acknowledge is not currently open and will not be open as of the Closing Date; provided however, to the Company's knowledge, there is no reason why the Company will not be able to obtain the necessary licenses, permits, approvals, authorizations and consents necessary to open such Restaurant.

         4.12     TITLE TO AND CONDITION OF PROPERTIES.

                  4.12(a) MARKETABLE TITLE. The Company has, or will have on the Closing Date, good and marketable title to all the Purchased Assets, free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever except those described in SCHEDULE 4.12(A) and other than liens for taxes not yet due and payable and the interests of the lessors under Real Property Leases and Personal Property Leases (collectively, "Liens"). Except as described on SCHEDULE 4.12(A), none of the Purchased Assets are subject to any restrictions with respect to the transferability thereof. Except as described on SCHEDULE 4.12(A), the Company has complete and unrestricted power and right to sell, assign, convey and deliver the Purchased Assets to Buyer as contemplated hereby. On the Closing Date, Buyer will receive good and marketable title to all the Purchased Assets, free and clear of all Liens of any nature whatsoever except those described in SCHEDULE 4.12(A).

                  4.12(b) CONDITION. All tangible assets (real and personal) constituting Purchased Assets hereunder are in good operating condition and repair, free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations of the Company), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the business of the Company as conducted during the preceding twelve (12) months. All buildings and other structures constituting the Restaurants' premises are in good condition and repair and have no structural defects or defects affecting the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems.

                  4.12(c) REAL PROPERTY. SCHEDULE 2.1(A) sets forth all real property presently used or occupied by the Company and its Restaurants (the "Real Property"). Except for the Company's La Jolla, California Restaurant, there are now in full force and effect duly issued certificates of occupancy permitting the Real Property and improvements located thereon to be legally used and occupied as the same are now constituted. All of the Real Property has permanent rights of access to dedicated public highways. To the knowledge of the Company, no fact or condition exists which would prohibit or adversely affect the ordinary rights of access to and from the Real Property from and to the existing highways and roads and there is no pending or threatened restriction or denial, governmental or otherwise, upon such ingress and egress. To the Company's knowledge, no public improvements have been commenced and to Company's knowledge none are planned which in either case may result in special assessments against or otherwise materially adversely affect any Real Property. To the Company's knowledge, no portion of any of the Real Property has been used as a landfill or for storage or landfill of hazardous or toxic materials. The Company does not have notice or knowledge of any (i) Order requiring repair, alteration, or correction of any existing condition affecting any Real Property or the systems or improvements thereat, (ii) condition or defect which could give rise to an order of the sort referred to in "(i)" above, or (iii) underground storage tanks, or any structural, mechanical, or other defects of material significance affecting any Real Property or the systems or improvements thereat (including, but not limited to, inadequacy for normal use of mechanical systems or disposal or water systems at or serving the Real Property).

         4.13 INSURANCE. Set forth in SCHEDULE 4.13 is a complete and accurate list of all policies of fire, liability, product liability, workers compensation, health and other forms of insurance presently in effect with respect to the business and properties of the Company, true and correct copies of which have heretofore been made available to Buyer for its inspection. No notice of cancellation or termination has been received with respect to any such policy, and the Company has no knowledge of any act or omission of the Company that could result in cancellation of any such policy prior to the Closing Date.

         4.14     CONTRACTS AND COMMITMENTS.

                  4.14(a) REAL PROPERTY LEASES. Except as set forth in SCHEDULE 2.1(a), the Company has no leases of real property other than a lease of real property in Coronado, California, which is excluded from the Purchased Assets pursuant to SECTION 2.3(F) hereof. The Real Property Leases are in full force and effect, the Company is not in default of any term, covenant or obligation under any of the Real Property Leases, and no condition exists which, with the passage of time or giving of notice, would constitute a default under any term, covenant or obligation of Company under any Real Property Lease.

                  4.14(b) PERSONAL PROPERTY LEASES. Except as set forth in
         SCHEDULE 2.1(d), the Company has no leases of personal property involving consideration or other expenditure in excess of one thousand dollars ($1,000) or involving performance over a period of more than twelve (12) months except for personal property leases for dishwashers in the Restaurants. Within sixty (60) days of the Closing Date, the Company shall terminate such leases, purchase or otherwise acquire free and clear title to the dishwashers and transfer ownership of the dishwashers to Buyer as part of the Purchased Assets.

                  4.14(c) PURCHASE COMMITMENTS. The Company has no purchase commitments for inventory items or supplies that, together with amounts on hand, constitute in excess of two (2) months normal usage, or which are at an excessive price.

                  4.14(d) COLLECTIVE BARGAINING AGREEMENTS. The Company is not a party to any collective bargaining agreement with any unions, guilds, shop committees or other collective bargaining groups.

                  4.14(e) LOAN AGREEMENTS. Except as set forth in SCHEDULE 4.14(e), the Company is not obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise.

                  4.14(f) GUARANTEES. Except as disclosed on SCHEDULE 4.14(f), the Company has not guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person.

                  4.14(g) BURDENSOME OR RESTRICTIVE AGREEMENTS. The Company is not a party to or bound by any agreement, deed, lease or other instrument which is so burdensome as to materially and adversely affect or impair the operation of the Restaurants. Without limiting the generality of the foregoing, the Company is not a party to or bound by any agreement requiring it to assign any interest in any trade secret or proprietary information, or prohibiting or restricting it from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on its business anywhere in the world.

                  4.14(h) OTHER MATERIAL CONTRACTS. The Company does not have a lease, license, contract or commitment of any nature involving consideration or other expenditure in excess of one thousand dollars ($1,000), or involving performance over a period of more than twelve
         (12) months, or which is otherwise individually material to the operations of the Restaurants, except as described in SCHEDULE 4.14(H) or in any other Disclosure Schedule.

                  4.14(i) NO DEFAULT. To its knowledge, the Company is not in default under any lease, contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of its obligations or result in the creation of any Lien on any of the assets owned, used or occupied by it. To the knowledge of the Company, no third party is in default under any lease, contract or commitment to which the Company is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

         4.15 LABOR MATTERS. The Company has not experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with its business; (a) the Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) there is no unfair labor practice charge or complaint against the Company pending or threatened; (c) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or threatened against or affecting the Company; (d) no question concerning representation has been raised or is threatened respecting the employees of the Company; (e) no grievance which might have a material adverse effect on the Company, nor any arbitration proceeding arising out of or under collective bargaining agreements, is pending and no such claim therefor exists; and (f) there are no administrative charges or court complaints against the Company concerning alleged employment discrimination or other employment related matters pending or threatened before the U.S. Equal Employment Opportunity Commission or any Government Entity, except as disclosed on SCHEDULE 4.10.

         4.16     EMPLOYEE BENEFIT PLANS.

         The Company has provided and/or identified each "employee benefit plan," as defined in Section 3(3) of ERISA which (i) is subject to any provision of ERISA and (ii) is or was at any time during the last 5 years maintained, administered or contributed to by the Company or any affiliate (as defined in Section 407(d)(7) of ERISA) and covers any employee or former employee of the Company or any affiliate or under which the Company or any affiliate has any liability. Such plans are referred to collectively herein as the "Employee Plans." None of the Employee Plans would, individually or collectively, constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA, including, without limitation, a "multiemployer plan," as defined in
Section 3(37) of ERISA, or a "defined benefit plan," as defined in Section 3(35) and subject to Title IV of ERISA, and no Employee Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code. It is understood and agreed that Buyer is not assuming any Employee Plans or liabilities associated therewith, and that the Company shall retain all such Employee Plans, including all obligations deriving directly or indirectly from sponsoring or participating in such Employee Plans.

         Each Employee Plan has been maintained in compliance with its terms and the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to, ERISA and the Code, which are applicable to such Plan. No assets of the Company are or could be subject, directly or indirectly, to any liability or lien by reason of any action or inaction taken with respect to any Employee Plan maintained by the Company.

         The Company has no liability in respect of post-retirement health and medical benefits for retired employees of the Company or any affiliate, determined using assumptions that are reasonable in the aggregate, over the fair market value of any fund, reserve or other assets segregated for the purpose of satisfying such liability (including for such purposes any fund established pursuant to Section 401(h) of the Code). The Company has reserved its right to amend or terminate any Employee Plan or other benefit arrangement providing health or medical benefits in respect of any active employee of the Company under the terms of any such plan and descriptions thereof given to employees. With respect to any Employee Plans which are "group health plans" under Section 4980B of the Code and Section 607(l) of ERISA, there has been timely compliance in all material respects with all requirements imposed thereunder, and under Parts 6 and 7 of Title I of ERISA generally, so that the Company and any affiliate have no (and will not incur any) loss, assessment, tax penalty or other sanction with respect to any such plan.

         There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any affiliate relating to, or change in employee participation or coverage under, any Employee Plan which would increase the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended immediately prior to the Closing Date.

         4.17 EMPLOYMENT COMPENSATION. SCHEDULE 4.17 contains a true and correct list of all employees to whom the Company is paying compensation, including bonuses and incentives, at an annual rate in excess of Twenty Thousand Dollars ($20,000) for services rendered or otherwise; and in the case of salaried employees such list identifies the current annual rate of compensation for each employee and in the case of hourly or commission employees identifies certain reasonable ranges of rates and the number of employees falling within each such range.

         4.18 TRADE RIGHTS. In order to conduct the business of the Company, as such is currently being conducted or proposed to be conducted, the Company does not require the rights to any Trade Rights that it does not already have. To its knowledge, the Company is not infringing and has not infringed any Trade Rights of another in the operation of the business of the Company, nor is any other person infringing the Trade Rights of the Company. The Company has not granted any license or made any assignment of its rights in any Trade Right. The Company does not pay any royalties or other consideration for the right to use any Trade Rights of others. There is no Litigation pending or threatened to challenge the Company's right, title and interest with respect to its continued use of any Trade Rights. All Trade Rights of the Company are valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of the Company.

         4.19 MAJOR SUPPLIERS. SCHEDULE 4.19 contains a list of the five (5) largest suppliers to the Company for the most recent fiscal year (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during such year. The Company does not have any knowledge or information of any facts indicating, nor any other reason to believe, that any of the suppliers listed on SCHEDULE 4.19 will not continue to be suppliers to the business of the Company after the Closing Date and will not continue to supply the business with substantially the same quantity and quality of goods at competitive prices.

         4.20 AFFILIATES' RELATIONSHIPS TO THE COMPANY. Except for interests in Fleming Prime Steakhouse II, L.L.C., STEAKHOUSE CONCEPT, L.L.C., and OUTBACK/FLEMING'S, LLC, as of the Closing Date, no Affiliate of the Company will have any direct or indirect interest in (i) any entity which does business with the Company or is directly competitive with the Company's business of upscale steakhouses with a per person check average in the $40-$55 price range, or (ii) any property, asset or right which is used by the Company in the conduct of its business.

         4.21 ASSETS NECESSARY TO BUSINESS. The Purchased Assets include all property and assets (except for the Excluded Assets), tangible and intangible, and all leases, licenses and other agreements, which are necessary to permit Buyer to carry on, or currently used or held for use in, the business of the Company as presently conducted and as conducted immediately prior to the Closing Date.

         4.22 NO BROKERS OR FINDERS. Neither the Company nor any of its managers, officers, employees, members or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

         4.23 DISCLOSURE. No representation or warranty by the Company in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of the Company pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any certificate or Disclosure Schedule delivered by or on behalf of the Company shall be deemed representations and warranties of the Company.

5.       REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

         Buyer represents and warrants to the Company that each of the following is true and correct in all material respects on the date hereof, shall remain true and correct in all material respects to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by the Company or any knowledge of the Company, and shall survive the closing of the transactions provided for herein for the longer of: two (2) years from the Closing Date; or through the date the Final Purchase Price is determined for all three Restaurants.

         5.1.     CORPORATE.

                  5.1(a) ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

                  5.1(b) CORPORATE POWER. Buyer has all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

         5.2 AUTHORITY. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer. No other corporate act or proceeding on the part of Buyer or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

         5.3 NO BROKERS OR FINDERS. Neither Buyer nor any of its directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

         5.4 DISCLOSURE. No representation or warranty by Buyer in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Buyer pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

         5.5. BUYER'S COOPERATION. Buyer shall use its best efforts to cooperate with the Company in obtaining the consents referred to in SECTION 8.4 hereof.

         5.6 OTHER ACTION. The Buyer shall use its best efforts to cause the fulfillment at the earliest practicable date of all the conditions to the parties' obligations to consummate the transactions contemplated in this Agreement.

6.       EMPLOYEES - EMPLOYEE BENEFITS

         6.1 AFFECTED EMPLOYEES. "Affected Employees" shall mean employees of the Company who are employed by Buyer immediately after the Closing Date.

         6.2 RETAINED RESPONSIBILITIES. Subject to SECTION 1.3(B) above, the Company agrees to satisfy, or cause its insurance carriers to satisfy, all claims for benefits, whether insured or otherwise (including, but not limited to, workers' compensation, life insurance, medical and disability programs), under Company's employee benefit programs brought by, or in respect of, Affected Employees and other employees and former employees of the Company, which claims arise out of events occurring on or prior to the Closing Date, in accordance with the terms and conditions of such programs or applicable workers' compensation statutes without interruption as a result of the employment by Buyer of any such employees after the Closing Date.

         6.3 PAYROLL TAX. The Company agrees to make a clean cut-off of payroll and payroll tax reporting with respect to the Affected Employees paying over to the federal, state and city governments those amounts respectively withheld or required to be withheld for periods ending on or prior to the Closing Date. The Company also agrees to issue, by the date prescribed by IRS Regulations, Forms W-2 for wages paid through the Closing Date. Except as set forth in this Agreement, Buyer shall be responsible for all payroll and payroll tax obligations after the Closing Date for Affected Employees.

         6.4 TERMINATION BENEFITS. Subject to SECTION 1.3(B) above, and except as provided in the following sentence, Buyer shall be solely responsible for, and shall pay or cause to be paid, severance payments and other termination benefits, if any, to Affected Employees who may become entitled to such benefits by reason of any events occurring after the Closing Date. Subject to SECTION 1.3(B) above, and except for any severance obligations to A. William Allen III, pursuant to his employment agreement with the Company, if any action on the part of the Company prior to the Closing Date, or if the sale to Buyer of the business and assets of the Company pursuant to this Agreement or the transactions contemplated hereby, or if the failure by Buyer to hire as a permanent employee of Buyer any employee of Company, shall directly or indirectly result in any Liability (i) for severance payments or termination benefits or (ii) by virtue of any state, federal or local law, such Liability shall be the sole responsibility of the Company, and the Company shall indemnify and hold harmless Buyer against such Liability.

7.       OTHER MATTERS

         7.1 PRE-CLOSING REVENUE AND EXPENSES. The Company shall be responsible for all expenses, debts and other Liabilities of the Company and the Restaurants arising out of or relating to periods prior to and including the Closing Date, and shall be responsible for all costs, expenses, debts and other Liabilities necessary to open the La Jolla Restaurant for business incurred or accrued through the first day of business and shall be entitled to all revenue of the Company and the Restaurants relating to periods prior to and including the Closing Date.

         7.2 POST-CLOSING REVENUE AND EXPENSES. The Buyer shall be responsible for all expenses, debts and other Liabilities of the Restaurants arising out of or relating to periods subsequent to the Closing Date, except that Company shall be responsible for all costs, expenses, debts and other Liabilities necessary to open the La Jolla Restaurant for business incurred or accrued through the first day of business and shall be entitled to all revenue of the Restaurants relating to periods subsequent to the Closing Date.

         7.3 NONCOMPETITION. As an inducement to Buyer to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the business of the Company being acquired pursuant to this Agreement, and in addition to and not in limitation of any covenants contained in any agreement executed and delivered pursuant to SECTION 7.3 hereof, the Company agrees as follows: Except as specifically permitted pursuant to that certain Operating Agreement of Outback/Fleming's, LLC, for a period of three (3) years from the Closing Date, the Company and its Affiliates shall not, individually or jointly with others, directly or indirectly, whether for its own account or for that of any other Person, operate, engage in, own or hold any ownership interest in, have any interest in or lend any assistance to any steakhouse restaurant or Person or entity engaged in a business owning, operating or controlling steakhouse restaurants, and the Company and its Affiliates shall not act as an officer, director, employee, partner, independent contractor, consultant, principal, agent or in any other capacity for, nor lend any assistance (financial or otherwise) or cooperation to, any such person or entity; provided, however, that it shall not be a violation of this SECTION 7.3 for Company or its Affiliates to own a one percent (1%) or smaller interest in any corporation required to file periodic reports with the Securities and Exchange Commission so long as the Company and its Affiliates do not in any manner provide any services or assistance to such company. For the purposes hereof, the term "steakhouse restaurant" shall mean any restaurant for which:
(i) the word "steak" or any variation thereof is in its name; (ii) the sale of steak or prime rib is specified in its advertising or marketing efforts; or
(iii) the sale of steak and prime rib constitutes thirty-five percent (35%) or more of its entree sales, computed on a dollar basis.

         7.4      CONFIDENTIALITY.

                  7.4(a) DEFINITION. For the purpose of this Agreement, "Proprietary Information" shall include all information, whether owned, licensed or otherwise used by or in the possession of the Company, which reasonably would be considered proprietary or confidential to the business of the Company including but not limited to suppliers, customers, trade or industrial practices, marketing and technical plans, technology, personnel, organization or internal affairs, plans for products and ideas, recipes, menus, wine lists and proprietary techniques and other trade secrets. Notwithstanding the foregoing, "Proprietary Information" shall not include information which has entered the public domain.

                  7.4(b) NO DISCLOSURE, USE, OR CIRCUMVENTION. The Company and its Affiliates shall not disclose any Proprietary Information to any third parties and will not use any Proprietary Information in the Company's business or any affiliated business (other than in the business of Fleming Prime Steakhouse II, L.L.C. and Outback/Fleming's, LLC and as otherwise specifically permitted pursuant to that certain Operating Agreement of Outback/Flemings, LLC) without the prior written consent of the Buyer and then only to the extent specified in that consent. Consent may be granted or withheld at the sole discretion of the Buyer. The Company shall not contact any suppliers, customers, employees, affiliates or associates to circumvent the purposes of this provision.

                  7.4(c) MAINTENANCE OF CONFIDENTIALITY. The Company shall take all steps reasonably necessary or appropriate to maintain the strict confidentiality of the Proprietary Information and to assure compliance with this Agreement.

         7.5 NON-SOLICITATION. For a period two (2) years following the Closing Date, the Company shall not offer employment to any employee of the Buyer or its Affiliates or otherwise solicit or induce any employee of the Buyer or its Affiliates to terminate his or her employment, nor shall the Company act as partner, consultant, agent, owner or part owner, or in any other capacity for any person or entity which solicits or otherwise induces any employee of the Buyer or its Affiliates to terminate his or her employment with the Buyer.

         7.6 REASONABLENESS OF RESTRICTIONS; REFORMATION; ENFORCEMENT. The parties hereto recognize and acknowledge that the limitations contained in SECTIONS 7.3, 7.4 AND 7.5 hereof are reasonable and properly required for the adequate protection of the Buyer's interests. It is agreed by the parties hereto that if any portion of the restrictions contained in SECTIONS 7.3, 7.4 AND 7.5 are held to be unreasonable, arbitrary, or against public policy, then the restrictions shall be considered divisible, both as to the time and as to the geographical area, with each month of the specified period being deemed a separate period of time and each radius mile of the restricted territory being deemed a separate geographical area, so that the lesser period of time or geographical area shall remain effective so long as the same is not unreasonable, arbitrary, or against public policy. The parties hereto agree that in the event any court of competent jurisdiction determines the specified period or the specified geographical area of the restricted territory to be unreasonable, arbitrary, or against public policy, a lesser time period or geographical area which is determined to be reasonable, nonarbitrary, and not against public policy may be enforced. If any of the covenants contained herein are violated and if any court action is instituted by the Buyer to prevent or enjoin such violation, the period of time during which the business activities shall be restricted, as provided in this Agreement, shall be lengthened by a period of time equal to the period between the date of the breach of the terms or covenants contained in this Agreement and the date on which the decree of the court disposing of the issues upon the merits shall become final and not subject to further appeal.

         In the event it is necessary for the Buyer to initiate legal proceedings to enforce, interpret or construe any of the covenants contained in SECTIONS 7.3, 7.4 AND 7.5 hereof, the prevailing party in such proceedings shall be entitled to receive from the non-prevailing party, in addition to all other remedies, all costs, including reasonable attorneys' fees, of such proceedings including appellate proceedings.

         7.7 SPECIFIC PERFORMANCE. The parties agree that a breach of any of the covenants contained in SECTION 7.3, 7.4 AND 7.5 hereof will cause irreparable injury to the Buyer for which the remedy at law will be inadequate and would be difficult to ascertain and therefore, in the event of the breach or threatened breach of any such covenants, the Buyer shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to obtain an injunction to restrain any threatened or actual activities in violation of any such covenants. The parties hereby consent and agree that temporary and permanent injunctive relief may be granted in any proceedings which might be brought to enforce any such covenants without the necessity of proof of actual damages, and in the event the Buyer does apply for such an injunction, that the Buyer has an adequate remedy at law shall not be raised as a defense.

8.       FURTHER COVENANTS OF THE COMPANY

         The Company covenants and agrees as follows:

         8.1 ACCESS TO INFORMATION AND RECORDS. During the period commencing thirty (30) days prior to the Closing Date, the Company shall give Buyer, its counsel, accountants and other representatives (i) access during normal business hours to all of the properties, books, records, contracts and documents of the Company for the purpose of such inspection, investigation and testing as Buyer deems appropriate (and the Company shall furnish or cause to be furnished to Buyer and its representatives all information with respect to the business and affairs of the Company as Buyer may request); (ii) access to employees, agents and representatives for the purposes of such meetings and communications as Buyer reasonably desires; and (iii) access to vendors, customers, manufacturers of its machinery and equipment, and others having business dealings with the Company. Through the Closing Date, the Buyer and its Affiliates shall not disclose any Proprietary Information obtained pursuant to this paragraph to any third parties and until the Closing Date will not use any such Proprietary Information in the Buyer's business or any affiliated business (other than in the business of Fleming Prime Steakhouse II, L.L.C., OS Prime, Inc., and Outback/Fleming's, LLC and as otherwise specifically permitted pursuant to that certain Operating Agreement of Outback/Fleming's, LLC) without the prior written consent of the Company and then only to the extent specified in that consent. Consent may be granted or withheld at the sole discretion of the Company. The Buyer shall not contact any suppliers, customers, employees, affiliates or associates to circumvent the purposes of this provision. The Buyer shall take all steps reasonably necessary or appropriate to maintain the strict confidentiality of the Proprietary Information through the Closing Date.

         8.2 CONDUCT OF BUSINESS PENDING THE CLOSING. From the date hereof until the Closing Date, except as otherwise approved in writing by the Buyer, which approval shall not be unreasonably withheld:

                  8.2(a) NO CHANGES. The Company will, in all material respects, carry on its business diligently and in the same manner as heretofore and, except for the development, construction and opening of a third Restaurant as contemplated by this Agreement, will not make or institute any material changes in its methods of purchase, sale, management, accounting or operation.

                  8.2(b) MAINTAIN ORGANIZATION. The Company will take such action as may be necessary to maintain, preserve, renew and keep in favor the material rights and franchises of the Company and will use its commercially reasonable best efforts, to the extent material hereto, to preserve the business organization of the Company intact, to keep available to Buyer the present officers and employees, and to preserve for Buyer its present relationships with suppliers and customers and others having business relationships with the Company.

                  8.2(c) NO BREACH. The Company will not do or omit any act, or permit any omission to act, which may cause a breach of any material contract, commitment or obligation, or any breach of any representation, warranty, covenant or agreement made by the Company herein, or which would have required disclosure on SCHEDULE 4.8 had it occurred after the date of the Recent Balance Sheet and prior to the date of this Agreement.

                  8.2(d) NO MATERIAL CONTRACTS. Other than reasonable and necessary contracts entered into in connection with opening the third Restaurant as contemplated by this Agreement, no contract or commitment will be entered into, by or on behalf of the Company, except contracts, commitments, purchases or sales which are in the ordinary course of business and consistent with past practice, are not material to the Company (individually or in the aggregate) and would not have been required to be disclosed in the Disclosure Schedule had they been in existence on the date of this Agreement.

                  8.2(e) NO CORPORATE CHANGES. The Company shall not materially amend its Articles of Organization or Operating Agreement or make any changes in ownership percentages.

                  8.2(f) MAINTENANCE OF INSURANCE. The Company shall maintain all of the insurance in effect as of the date hereof.

                  8.2(g) MAINTENANCE OF PROPERTY. The Company shall use, operate, maintain and repair all of their property in a normal business manner.

                  8.2(h) INTERIM FINANCIALS. The Company will provide Buyer with interim monthly financial statements and other management reports as and when they are available.

                  8.2(i) NO NEGOTIATIONS. The Company will not directly or indirectly (through a representative or otherwise) solicit or furnish any information to any prospective buyer, commence, or conduct presently ongoing, negotiations with any other party or enter into any agreement with any other party concerning the sale of the Company, any Restaurants, the Company's assets or business or any part thereof or any membership interest in the Company (an "acquisition proposal"), and the Company shall immediately advise Buyer of the receipt of any acquisition proposal.

         8.3 CHANGE OF COMPANY'S NAME. On the Settlement Date, the Company shall change its corporate name to a new name bearing no resemblance to its present name so as to permit the use of its present name by Buyer (subject to any and all rights of Outback/Fleming's, LLC thereto). Following the Closing Date, the Company shall not, without the prior written consent of Buyer, make any use of the name "Fleming's" or any other name confusingly similar thereto, except as may be necessary for the Company to pay its liabilities, prepare tax returns and other reports, and to otherwise wind up and conclude its business.

         8.4 CONSENTS. The Company will use its commercially reasonable best efforts prior to the Closing Date to obtain all consents necessary for the consummation of the transactions contemplated hereby.

         8.5 OTHER ACTION. The Company shall use its best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the parties' obligations to consummate the transactions contemplated in this Agreement.

         8.6 DISCLOSURE. Through the Closing Date, the Company shall have a continuing obligation to promptly notify Buyer in writing with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule, but no such disclosure shall cure any breach of any representation or warranty which is inaccurate.

9.       CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

         Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or on the Closing Date of each of the following conditions:

         9.1 REPRESENTATIONS AND WARRANTIES TRUE ON THE CLOSING DATE. Each of the representations and warranties made by the Company in this Agreement, and the statements contained in the Disclosure Schedule or in any instrument, list, certificate or writing delivered by the Company pursuant to this Agreement, shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer.

         9.2 COMPLIANCE WITH AGREEMENT. The Company shall have in all material respects performed and complied with all of its agreements and obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date, including the delivery of the closing documents specified in
SECTION 12.3.

         9.3 ABSENCE OF LITIGATION. No material Litigation shall have been commenced or threatened, and no material investigation by any Government Entity shall have been commenced, against Buyer, the Company or any of the Affiliates, officers, directors or managers of any of them, with respect to the transactions contemplated hereby.

         9.4 CONSENTS AND APPROVALS. Except as otherwise specifically provided in this Agreement, all approvals, consents and waivers that are required to effect the transactions contemplated hereby shall have been received, and copies thereof shall have been delivered to Buyer on or prior to the Closing Date.

         9.5 ESTOPPEL CERTIFICATES. The Company shall use its best efforts to obtain and deliver to Buyer within thirty (30) days from the Closing Date an estoppel certificate or status letter from the landlord under each lease of real property which estoppel certificate or status letter will certify (i) the lease is valid and in full force and effect; (ii) the amounts payable by the Company under the lease and the date to which the same have been paid; (iii) whether there are, to the knowledge of said landlord, any defaults thereunder, and, if so, specifying the nature thereof; and (iv) that the transactions contemplated by this Agreement will not constitute a default under the lease and that the landlord consents to the assignment of the lease to Buyer. Buyer acknowledges that the Newport Beach landlord is not obligated under the lease to provide an estoppel certificate.

10.      CONDITIONS PRECEDENT TO COMPANY'S OBLIGATIONS

         Each and every obligation of the Company to be performed on the Closing Date shall be subject to the satisfaction prior to or on the Closing Date of the following conditions:

         10.1 REPRESENTATIONS AND WARRANTIES TRUE ON THE CLOSING DATE. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

         10.2 COMPLIANCE WITH AGREEMENT. Buyer shall have in all material respects performed and complied with all of Buyer's agreements and obligations under this Agreement which are to be performed or complied with by Buyer prior to or on the Closing Date, including the delivery of the closing documents specified in SECTION 12.4.

         10.3 ABSENCE OF LITIGATION. No material Litigation shall have been commenced or threatened, and no material investigation by any Government Entity shall have been commenced, against Buyer, or the Company or any of the affiliates, officers, managers, directors or shareholders of either of them, with respect to the transactions contemplated hereby.

11.      INDEMNIFICATION

         11.1 BY THE COMPANY. Subject to the terms and conditions of this
ARTICLE 11, the Company hereby agrees to indemnify, defend and hold harmless Buyer, and its directors, officers, employees and Affiliates (hereinafter "Buyer's Indemnitees"), from and against all Claims asserted against, resulting to, imposed upon, or incurred by Buyer's Indemnitees or the business and assets transferred to Buyer pursuant to this Agreement, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of the Company contained in or made pursuant to this Agreement (regardless of whether such breach is deemed "material"); (b) the breach of any covenant of the Company contained in this Agreement (regardless of whether such breach is deemed "material"); or (c) any Claim against the Company, the Purchased Assets or the business of the Company not specifically assumed by Buyer pursuant hereto or which arises out of or relates to any event first occurring on or prior to the Closing Date. As used in this ARTICLE 11, the term "Claim" shall include (i) all Liabilities; (ii) all losses, damages (including, without limitation, consequential damages), judgments, awards, settlements approved by the Company (such approval shall not be unreasonably withheld or delayed), costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and reasonable attorneys' fees and expenses); and (iii) all demands, claims, suits, actions, costs of investigation, causes of action, proceedings and assessments, whether or not ultimately determined to be valid.

         11.2 BY BUYER. Subject to the terms and conditions of this ARTICLE 11, Buyer hereby agrees to indemnify, defend and hold harmless the Company, its Affiliates, its managers, members, officers, employees and controlling persons, from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement (regardless of whether such breach is deemed "material"); (b) the breach of any covenant of Buyer contained in this Agreement (regardless of whether such breach is deemed "material"); or
(c) all Claims of or against the Company specifically assumed by Buyer pursuant hereto or which relate to the Purchased Assets and arise out of any event occurring after the Closing Date.

         11.3 INDEMNIFICATION OF THIRD-PARTY CLAIMS. The obligations and liabilities of any party to indemnify any other under this ARTICLE 11 with respect to Claims relating to third parties shall be subject to the following terms and conditions:

                  11.3(a) NOTICE AND DEFENSE. The party or parties to be indemnified (whether one or more, the "Indemnified Party") will give the party from whom indemnification is sought (the "Indemnifying Party") written notice of any such Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it. Failure to give such notice shall not affect the Indemnifying Party's duty or obligations under this ARTICLE 11, except to the extent the

         Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

                  11.3(b) FAILURE TO DEFEND. If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment.

                  11.3(c) INDEMNIFIED PARTY'S RIGHTS. Anything in this ARTICLE 11 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of such Claim.

         11.4 PAYMENT. The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this ARTICLE 11, which payment may be accomplished in whole or in part, at the option of the Indemnified Party, by the Indemnified Party setting off any amount owed to the Indemnifying Party by the Indemnified Party. To the extent set-off is made by an Indemnified Party in satisfaction or partial satisfaction of an indemnity obligation under this ARTICLE 11 that is disputed by the Indemnifying Party, upon a subsequent determination by final judgment not subject to appeal that all or a portion of such indemnity obligation was not owed to the Indemnified Party, the Indemnified Party shall pay the Indemnifying Party the amount which was set off and not owed together with interest from the date of set-off until the date of such payment at an annual rate equal to the average annual rate in effect as of the date of the set-off, on those three maturities of United States Treasury obligations having a remaining life, as of such date, closest to the period from the date of the set-off to the date of such judgment. Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third party Claim.

         11.5 NO WAIVER. The closing of the transactions contemplated by this Agreement shall not constitute a waiver by any party of its rights to indemnification hereunder, regardless of whether the party seeking indemnification has knowledge of the breach, violation or failure of condition constituting the basis of the Claim at or before the closing, and regardless of whether such breach, violation or failure is deemed to be "material".

         11.6. SURVIVAL OF INDEMNIFICATION. The indemnification obligations of the parties contained in this ARTICLE 11 shall survive the date of this Agreement and the Closing Date for a period of three (3) years following the Closing Date, except that the indemnification obligations relating to the


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


representations and warranties regarding tax obligations shall survive until one
(1) year after the expiration of the applicable statute of limitations for such tax obligations.

12.      CLOSING

         12.1 CLOSING DATE. The closing referred to in this Agreement shall take place on October 1, 1999 or such other date as is mutually agreed to by the parties (the "Closing Date").

         12.2 PLACE OF CLOSING. The closing shall take place at the offices of the Company in Newport Beach, California or at such other place as the parties hereto shall agree upon.

         12.3 DOCUMENTS TO BE DELIVERED BY THE COMPANY. On the Closing Date, the Company shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

                  12.3(a) BILLS OF SALE. Bills of sale and such other instruments of assignment, transfer, conveyance and endorsement as will be sufficient in the opinion of Buyer and its counsel to transfer, assign, convey and deliver to Buyer the Purchased Assets as contemplated hereby.

                  12.3(b) COMPLIANCE CERTIFICATE. A certificate signed by the manager of the Company that each of the representations and warranties made by the Company in this Agreement is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer), and that the Company has performed and complied with all of the Company's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

                  12.3(c) EMPLOYMENT AGREEMENT. The Employment Agreement in substantially the form attached hereto as EXHIBIT A, duly executed by
         A. William Allen III.

                  12.3(d) ESCROW AGREEMENT. The Escrow Agreement in substantially the form attached hereto as EXHIBIT B, duly executed by an authorized representative of Company.

                  12.3(e) CERTIFIED RESOLUTIONS. A certified copy of the resolutions of the managers of the Company authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

                  12.3(f) INCUMBENCY CERTIFICATE. Incumbency certificates relating to each person executing any document executed and delivered to Buyer pursuant to the terms hereof.

                  12.3(g) OTHER DOCUMENTS. All other documents, instruments or writings required to be delivered to Buyer on or prior to the Closing Date pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

         12.4 DOCUMENTS TO BE DELIVERED BY BUYER. At the Closing, Buyer shall deliver to the Company the following documents, in each case duly executed or otherwise in proper form:

                  12.4(a) CASH PORTION OF ESTIMATED PURCHASE PRICE. A certified or bank cashier's check (or wire transfer) as required by ARTICLE 1.

                  12.4(b) ASSUMPTION OF LIABILITIES. Such undertakings and instruments of assumption as will be reasonably sufficient in the opinion of the Company and its counsel to evidence the assumption of Assumed Liabilities as provided for in SECTION 3.2.

                  12.4(c) COMPLIANCE CERTIFICATE. A certificate signed by the chief executive officer of Buyer that the representations and warranties made by Buyer in this Agreement are true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by the Company), and that Buyer has performed and complied with all of Buyer's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

                  12.4(d) EMPLOYMENT AGREEMENT. The Employment Agreement substantially in the form attached hereto as EXHIBIT A, executed by an authorized representative of the Buyer.

                  12.4(e) ESCROW AGREEMENT. The Escrow Agreement substantially in the form attached hereto as EXHIBIT B, duly executed by an authorized representative of the Buyer and the Escrow Agent.

                  12.4(f) GUARANTEE OF OBLIGATIONS. The Guarantee of Obligations, a form of which is attached hereto as EXHIBIT C, executed by an authorized representative of Outback Steakhouse, Inc., a Delaware corporation and the sole shareholder of Buyer ("OSI").

                  12.4(g) CERTIFIED RESOLUTIONS. A certified copy of the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement and a certified copy of the resolutions of the Board of Directors of OSI authorizing the execution of the Guarantee of Obligations.

                  12.4(h) INCUMBENCY CERTIFICATE. Incumbency certificates relating to each person executing any document executed and delivered to the Company by Buyer or OSI pursuant to the terms hereof.

                  12.4(i) OTHER DOCUMENTS. All other documents, instruments or writings required to be delivered to the Company on or prior to the Closing Date pursuant to this Agreement and such other certificates of authority and documents as the Company may reasonably request.

13.      TERMINATION

         13.1     RIGHT OF TERMINATION WITHOUT BREACH.

                  13.1(a) MUTUAL AGREEMENT. This Agreement may be terminated without further liability of either party at any time prior to the closing by mutual written agreement of Buyer and the Company.

                  13.1(b) BY EITHER PARTY. This Agreement may be terminated without further liability of any party, by either Buyer or the Company if the Closing Date of the transaction contemplated in SECTION 1.1 shall not have occurred on or before November 30, 1999, provided the terminating party has not, through breach of a representation, warranty or covenant, prevented such closing from occurring on or before such date.

         13.2     TERMINATION FOR BREACH.

                  13.2(a) TERMINATION BY BUYER. This Agreement may be terminated by Buyer if (i) there has been a material violation or breach by the Company of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Buyer, or (ii) there has been a failure of satisfaction of a condition to the obligations of Buyer which has not been so waived, or (iii) the Company shall have attempted to terminate this Agreement under this
         ARTICLE 13 or otherwise without grounds to do so, then Buyer may, by written notice to the Company at any time prior to the closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in
         SECTION 13.2(C) hereof.

                  13.2(b) TERMINATION BY THE COMPANY. The Company may terminate this Agreement if (i) there has been a material violation or breach by Buyer of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by the Company, or (ii) there has been a failure of satisfaction of a condition to the obligations of the Company which has not been so waived, or (iii) Buyer shall have attempted to terminate this Agreement under this ARTICLE 13 or otherwise without grounds to do so, then the Company may, by written notice to Buyer at any time prior to the closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in SECTION 13.2.(C) hereof.

                  13.2(c) EFFECT OF TERMINATION. Termination of this Agreement pursuant to this SECTION 13.2 shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against any other party which has violated, breached or failed to satisfy any of the representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to termination hereof. Subject to the foregoing, the parties' obligations under ARTICLE 11, SECTIONS 7.3
         - 7.7 and SECTION 14.5 of this Agreement shall survive termination.

14.      MISCELLANEOUS

         14.1 DISCLOSURE SCHEDULES. The Disclosure Schedules shall not vary, change or alter the language of the representations and warranties contained in this Agreement.

         14.2 FURTHER ASSURANCE. From time to time, upon request and without further consideration, the parties will execute and deliver such documents and take such other action as may be reasonably requested in order to consummate more effectively the transactions contemplated hereby, including, but not limited to, vesting in Buyer good, valid and marketable title to the business and assets being transferred hereunder.

         14.3 DISCLOSURES AND ANNOUNCEMENTS. Both the timing and the content of all disclosure to third parties and public announcements concerning the transactions provided for in this Agreement by the Company or Buyer shall be subject to the approval of the other in all essential respects, except that Company approval shall not be required as to any statements and other information which Buyer may submit to the Securities and Exchange Commission, NASDAQ or the stockholders of Buyer or Buyer's Affiliates, or be required to make pursuant to any rule or regulation of the Securities and Exchange Commission or NASDAQ, or otherwise required by law.

         14.4     ASSIGNMENT; PARTIES IN INTEREST.

                  14.4(a) ASSIGNMENT. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Notwithstanding the foregoing, Buyer may, without consent of any other party, cause one or more subsidiaries or Affiliates of Buyer to carry out all or part of the transactions contemplated hereby; provided, however, that Buyer shall, nevertheless, remain liable for all of its obligations, and those of any such subsidiary, to the Company hereunder.

                  14.4(b) PARTIES IN INTEREST. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

         14.5 LAW GOVERNING AGREEMENT. This Agreement may not be modified or terminated orally, and shall be construed and interpreted according to the internal laws of the State of Delaware, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

         14.6 AMENDMENT AND MODIFICATION. Buyer and the Company may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

         14.7 NOTICE. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; or
(b) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

                  (a)      If to Buyer, to:

                           OS Prime, Inc.
                           550 N. Reo Street - Suite 200
                           Tampa, Florida  33609
                           Attention:  Mike O'Donnell, CEO
                           Facsimile:  813-281-2114

                           (with a copy to)

                           Joseph J. Kadow, Vice President and General Counsel Outback Steakhouse, Inc.
                           550 N. Reo Street - Suite 200
                           Tampa, Florida  33609
                           Facsimile:  813-281-2114

or to such other person or address as Buyer shall furnish to the Company in writing.

                  (b)      If to the Company,  to:

                           Fleming Prime Steakhouse I, L.L.C.
                           455 Newport Center Drive
                           Newport Beach, California  92660
                           Attention:  A. William Allen III
                           Facsimile:  (949) 759-9545

                           (with a copy to)

                           Ronald D. Garber, Esquire
                           Richman, Lawrence, Mann, Chizever & Phillips
                           9601 Wilshire Boulevard, Penthouse
                           Beverly Hills, California  90210
                           Facsimile:  (310) 274-2831

or to such other person or address as the Company shall furnish to Buyer in writing.

         If personally delivered, such communication shall be deemed delivered upon actual receipt; if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section. Notices sent by facsimile or other electronic means shall not constitute notice under this Agreement.

         14.8 EXPENSES. Regardless of whether or not the transactions contemplated hereby are consummated:

                  14.8(a) BROKERAGE. The Company and Buyer each represent and warrant to each other that there is no broker involved or in any way connected with the transfer provided for herein. Buyer agrees to hold the Company harmless from and against all claims for brokerage commissions or finder's fees incurred through any act of Buyer in connection with the execution of this Agreement or the transactions provided for herein. The Company agrees to hold Buyer harmless from and against all claims for brokerage commissions or finder's fees incurred through any act of the Company in connection with the execution of this Agreement or the transactions provided for herein.

                  14.8(b) EXPENSES TO BE SHARED EQUALLY BY THE PARTIES. The parties shall equally share the cost of the following:

                         (i) TAXES ARISING FROM TRANSACTION. Any taxes
                  applicable to, imposed upon or arising out of the sale or transfer of the Purchased Assets to Buyer and the other transactions contemplated by this Agreement, including but not limited to any transfer, use, gross receipts or documentary stamp taxes. Buyer shall pay all retail sales taxes arising from the transactions contemplated in this Agreement.

                         (ii) COST OF ESCROW. All fees and costs of the Escrow
                  Agent pursuant to the Escrow Agreement referred to in SECTION 12.3(d) hereof.

                         (iii) OTHER EXPENSES. All other costs and expenses of
                  third parties engaged jointly by the parties hereto in connection with the consummation of the transactions contemplated hereby, normally shared by the parties in similar transactions.

                  14.8(c) OTHER. Except as otherwise provided herein, each of the parties shall bear its own expenses and the expenses of its counsel, accountants, and other agents in connection with the transactions contemplated hereby.

                  14.8(d) COSTS OF LITIGATION. The parties agree that the prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including without limitation reasonable attorneys' fees and prejudgment interest.

         14.9 ENTIRE AGREEMENT. This instrument and the agreements referred to herein embody the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

         14.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         14.11 HEADINGS. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

ATTEST:                              "BUYER"

                                     OS PRIME, INC., a Florida corporation

___________________________          By:__________________________________
Joseph J. Kadow, Secretary               Robert D. Basham, Co-Chairman

                                     "COMPANY"

                                      FLEMING PRIME STEAKHOUSE I, L.L.C.,
                                      an Arizona limited liability company

                                      By its manager:

                                      STEAKHOUSE  CONCEPT, L.L.C., an
                                      Arizona limited liability company

                                      By:__________________________________
                                      A. William Allen III, Manager

                                    EXHIBIT A

                  EMPLOYMENT AGREEMENT OF A. WILLIAM ALLEN III

                                    EXHIBIT B

                                ESCROW AGREEMENT

                                    EXHIBIT C

                            GUARANTEE OF OBLIGATIONS

                  As an inducement to FLEMING PRIME STEAKHOUSE I, L.L.C. ("Fleming's") to execute that certain Asset Purchase Agreement of even date herewith by and between Fleming's and OS PRIME, INC. ("OSP"), relating to the sale of certain Fleming's Prime Steakhouse and Wine Bar restaurants by Fleming's to OSP, the undersigned hereby agrees to be individually bound by the terms and conditions of SECTIONS 1.2-1.6 AND 14.8 of the Asset Purchase Agreement, including any amendments thereto whenever made (hereinafter the "Agreement"), and unconditionally guarantee to Fleming's and its successors and assigns that all of OSP's obligations under SECTIONS 1.2-1.6 AND 14.8 of the Agreement will be punctually paid and performed.

                  Upon default by OSP and notice from Fleming's, the undersigned will immediately make each payment and perform each obligation required of OSP under SECTIONS 1.2-1.6 AND 14.8 of the Agreement.

                  In the event that it be necessary for Fleming's to enforce any of its rights under this Guaranty, the undersigned agrees to pay to Fleming's all costs of collection or enforcement, including reasonable attorneys' fees, paralegals' fees, legal assistants' fees, costs and expenses, whether incurred with respect to collection, litigation, bankruptcy proceedings, interpretation, dispute, negotiation, trial, appeal, enforcement of any judgment based on this Guaranty, or otherwise, whether or not a suit to collect such amounts or to enforce such rights is brought or, if brought, is prosecuted to judgment.

                  IN WITNESS WHEREOF, the undersigned has signed this Guarantee effective as of the date of the Agreement.

                                           GUARANTOR:

ATTEST:                                    OUTBACK STEAKHOUSE, INC., a
                                           Delaware corporation

By: _______________________________         By: _______________________________
Joseph J. Kadow, Secretary                      Robert D. Basham, President